Exhibit 99.1

FOR IMMEDIATE RELEASE

Edgio Discloses Non-Cash Restatement of Certain Previously Issued Financials Related to Open Edge Solution; Announces Preliminary Q4 2022 Results

No Anticipated Impact on Cash, Cash Flows or Business Operations

Provides Operational Highlights Demonstrating Continued Business Momentum

Expects Preliminary Q4 2022 Revenue of $107—$109 Million and Capital Expenditures of Approximately $2.5 Million

Total Cash, Cash Equivalents and Short-Term Investment Balance of Approximately $74 Million as of December 31, 2022

PHOENIX – March 13, 2023 – Edgio, Inc. (Nasdaq: EGIO) (the “Company”), today announced that it will restate its previously issued financial statements for the years ended December 31, 2021 and 2020, as well as Quarterly Reports for 2022 and 2021 (collectively, the “Prior Period Financial Statements”) related to the revenue recognition of its Open Edge Solution.

Adjustments to Open Edge Transactions

The Company and the Audit Committee identified an error in the Company’s historic accounting treatment of Edgio’s Open Edge solution. Edgio’s Open Edge solution is a fully managed content delivery network (“CDN”) service that embeds Edgio’s content delivery platform directly into internet service provider (“ISP”) clients’ networks (the “Impacted Transactions”). The Impacted Transactions had a revenue sharing arrangement under which Edgio and ISP clients shared revenue from the traffic that runs through a point of presence (“PoP”) using Edgio’s content delivery platform.

Based on the Company’s review to-date of a sample of the Impacted Transactions related to Edgio’s large customers, which remains ongoing, the Company believes the sale of Open Edge equipment should be accounted for as financing leases, in which (1) the up-front payments received from the Company’s customers associated with the transaction are recognized as a financing liability on the balance sheet, with the related equipment costs remaining in fixed assets and depreciated over time, and (2) pursuant to lease accounting, the revenue sharing payments made by Edgio to the customers allocated between cost of sales and lease payments, as an offset on the balance sheet against the lease liability. While the Company’s determination regarding the revised accounting treatment for the Impacted Transactions is based on management’s evaluation of a sample of the Impacted Transactions, the Company has not yet completed its evaluation of all such transactions and could reach a different determination as to the remaining transactions.

No Anticipated Impact on Cash, Cash Flows or Business Operations

Based on the Company’s review to-date of a sample of the Impacted Transactions, it is not anticipated that the revised accounting treatment related to the Impacted Transactions will impact the Company’s, cash or cash equivalents for all prior periods. It is important to note that the changes being recorded did not result from a change in published accounting guidance during the relevant time period or any override of controls or misconduct, nor has the Audit Committee been informed of any issues related to an override of controls or misconduct.

Bob Lyons, President and Chief Executive Officer, said, “Upon identifying the issue during the audit, we immediately began a thorough review of the adjustments needed to resolve this matter as quickly as possible. Open Edge is, and will remain, a strategic initiative for Edgio as we look to grow our network capacity, improve our gross margins and grow in an asset light manner.”

The Company currently anticipates that the primary effects to correct this accounting may result in a reduction in revenues of up to approximately $6.6 million for the 12-month period ended December 31, 2020, up to approximately $16.7 million for the 12-month period ended December 31, 2021, and up to approximately $23.0 million for the nine-month period ended September 30, 2022, with a corresponding costs of sales reduction and impact to depreciation expenses and income taxes, as well as other adjustments. This represents a reduction of 5.8% on a consolidated pro-forma basis for the nine months ending September 30, 2022, and a reduction in previously reported revenue of 7.7% in 2021 and 2.9% in 2020.

Building on Strong Business Momentum

Mr. Lyons concluded, “Operationally, our business continues to generate positive results following our transformative combination with Edgecast last year. We are seeing validation of the efficacy of our strategy and our solutions as evidenced by new business wins with large, tech-savvy clients, making meaningful progress on improving profitability, and integrating the combined capabilities of our Layer0 and Edgecast acquisitions. We remain confident in our ability to continue accelerating our commercial momentum going forward.”

Highlights for the Fourth Quarter of 2022 include:

•	Cash, cash equivalents and short-term investment balance increased sequentially to approximately $74 million as of December 31, 2022, from $70.8 million as of September 30, 2022

•	Double-digit bookings growth on a sequential basis

•	Launched two security solutions in Q4 2022 – Bot management and DDoS scrubbing—and further enhanced Edgio’s WAAP capabilities

•

New client wins included a premium automobile manufacturer in Germany, a worldwide sports governing body who held a global sporting event in the fourth quarter, a $100 billion fast fashion brand in China and a leading home furnishing retailer, where Edgio was selected to replace a large competitor

•	Achieved the high end of guidance of $25 to $30 million for operationalized run rate synergies

•	Granted a patent for a unique mechanism to mitigate bot attacks, and filed another patent application which will further bolster IP and capabilities in Security

•	Expected preliminary Q4 2022 capital expenditures of approximately $2.5 million due to disciplined spend, focus on high margin businesses and existing capacity in the Company’s network

Preliminary Q4 2022 Revenues

For the fourth quarter, the Company currently expects to report revenue of between $107 million and $109 million.

Cash, Cash Equivalents and Short-Term Investment Balance

As of December 31, 2022, the Company had total cash, cash equivalents and short-term investment balance of approximately $74 million. As of today, the Company has approximately $20.6 million of cash held at Silicon Valley Bank (“SVB”). According to a March 12, 2023 joint statement by the Department of the Treasury, Board of Governors of the Federal Reserve System and Federal Deposit Insurance Corporation, all depositors of SVB will have full access to their deposits starting Monday, March 13, 2023. The Company will continue to monitor the situation and any impact on the Company and its operations. Edgio has no outstanding balance under its credit facility with SVB.

Next Steps

As a result of the restatement, the Company will experience a delay in the filing of its Form 10-K and expects to file a notification of late filing on Form 12b-25 with the SEC. Due to the complexities associated with accounting for the Impacted Transactions, the Company does not expect that it will complete the preparation and filing of the Form 10-K within the 15-day extension period. As such, the Company expects to receive notice that it is not in compliance with Nasdaq’s Listing Rule on timely filing requirements. Additional details have been provided on the Company’s Current Report on Form 8-K that has been filed today with the SEC. In addition to the above, the Company expects to correct certain items in the Prior Period Financial Statements as it completes its work.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expectations regarding revenue, cash balances, capital expenditures; our future prospects, areas of investment, and product launches; and the Company’s ability to recover its cash on deposit at SVB. Our expectations and beliefs regarding these matters may not materialize. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to: the risk that the Company’s cash on deposit on SVB may not be recoverable above the FDIC insured limit and the risk that the Company may experience liquidity or cash flow issues; the risk that additional information may arise prior to the filing of the restated financial statements; additional adjustments the Company may determine to include as it finalizes the restated financial statements and the financial statements for the fiscal year ended December 31, 2022; the risk that the Company could reach a different determination regarding the revised accounting treatment for the Impacted Transactions upon completion of its evaluation of such transactions; the risk that the sample of Impacted Transactions management evaluated may not accurately represent all such transactions; the risk that Open Edge will no longer be a strategic initiative for the Company; the timing and ultimate conclusions of the auditors regarding the audit of the Company’s financial statements; the risk that the completion and filing of the Company’s Annual Report on Form 10-K will take longer than expected and will not be completed by the extension period provided by Rule 12b-25 of the Securities Exchange Act of 1934, as amended; the possibility that The Nasdaq Stock Market may delist the Company’s securities; the possibility that the Company will not be able to become current in its filings with the SEC; investigations or actions by governmental authorities or regulators and the consequences thereof, including the imposition of civil or criminal penalties; and the risk that the Company may become subject to stockholder lawsuits or claims. It is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.edgio.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of March 13, 2023, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Edgio

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Investor relations:

Sameet Sinha

602-850-4973

ir@edg.io

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andi Rose / Mahmoud Siddig

212-355-4449